Exhibit 99.1

                 Linebarger Elected to Pactiv Board of Directors

    LAKE FOREST, Ill.--(BUSINESS WIRE)--Nov. 28, 2005--Pactiv Corporation (NYSE:PTV) today announced that N. Thomas Linebarger has been elected to its board of directors. Linebarger is executive vice president of Cummins Inc. and president of Cummins Power Generation. Cummins is a leader in the design, manufacture, and marketing of diesel engines and related components and power systems.
    Prior to serving in his current role, Linebarger was vice president and chief financial officer for Cummins from 2000 to 2003. During his 11 years with Cummins, he has held a variety of leadership positions. Linebarger was an investment manager for Prudential Investment Corporation before joining Cummins.
    "We are very pleased that Tom is joining our board of directors," said Richard L. Wambold, Pactiv chairman and chief executive officer. "He is a strong business leader with solid judgment and excellent operations experience. We look forward to his contributions to our board."
    Linebarger has an MBA from the Stanford Graduate School of Business and undergraduate degrees in mechanical engineering from Stanford University and in economics from Claremont McKenna College.

    Pactiv Corporation is a leading producer of specialty packaging products for the consumer and foodservice/food packaging markets. With sales of $2.5 billion, Pactiv has one of the broadest product lines in the specialty packaging industry and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, visit the company's web site at www.pactiv.com.



    CONTACT: Pactiv Corporation
             Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com
             Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com